Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-04712, No. 333-03728, No. 33-89322, No. 333-02903, No. 333-71147, No. 333-87124, No. 333-38882, No. 333-102108 and No. 333-102109 of West Marine, Inc., all on Form S-8, of (i) our report dated March 25, 2005, relating to the financial statements of West Marine, Inc. and (ii) our report dated March 25, 2005, relating to management’s report on the effectiveness of internal controls over financial reporting, appearing in this annual report on Form 10-K of West Marine, Inc. for the year ended January 1, 2005.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 25, 2005